Exhibit 3.1

QTS REALTY TRUST, INC.

ARTICLES OF AMENDMENT

QTS REALTY TRUST, INC., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Section 4.2 of Article IV of the Articles of Amendment and Restatement, as amended, of the Company filed on October 7, 2013 (the “Charter”) hereby is amended by deleting such Section 4.2 and replacing it in its entirety with the following:

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“Section 4.2 Number of Directors.  The number of directors constituting the entire Board of Directors is currently set at ten (10), but may hereafter be increased or decreased by the Board of Directors in accordance with the provisions set forth in the Bylaws, but shall never be fewer than the minimum number required by the Maryland General Corporation Law (the “MGCL”) nor more than fifteen (15).

It shall not be necessary to list in this Charter the names of any directors hereinafter elected.

Except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.”

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SECOND:  The amendment to the Charter as set forth above has been duly approved and advised by the Board of Directors of the Company and approved by the stockholders of the Company as required by law.

THIRD:  There has been no increase in the authorized stock of the Company effected by the amendment to the Charter as set forth above.

FOURTH:  The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption were not changed by the foregoing amendment.

FIFTH:  The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters of facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, QTS Realty Trust, Inc. has caused these Articles of Amendment to be executed under seal in its name and on its behalf by the undersigned officer, and attested to by its Secretary, on this 9th day of May, 2019.

QTS REALTY TRUST, INC.

		By:	/s/ Chad L. Williams
Chad L. Williams
Chief Executive Officer

Attest:	/s/ Shirley E. Goza
Shirley E. Goza
General Counsel and Secretary

Return Address:

QTS Realty Trust, Inc.

12851 Foster Street

Overland Park, Kansas 66213